Exhibit 99.1

RTI International Metals Reports Fourth Quarter and Full Year 2014 Financial Results

Record Quarterly Sales and Record Quarterly Titanium Mill Product Shipments

Initial Outlook for 2015 Includes Strong Operating Income Gains

PITTSBURGH--(BUSINESS WIRE)--February 11, 2015--RTI International Metals, Inc., (NYSE: RTI) today reported fourth quarter and full year 2014 financial results that included record quarterly sales and titanium mill product shipments. The Company realized higher annual commercial aerospace market volumes in both of its operating segments, resulting in a fifth consecutive year of sales and operating income growth. RTI also issued an initial outlook for strong operating income growth as well as operating margin expansion in 2015.

2014 Fourth Quarter Results Summary

  Net sales were a quarterly record $211.4 million.
  Operating income was $31.2 million.
  Net income attributable to continuing operations was $16.2 million.
  Diluted earnings per share from continuing operations was $0.48, including the negative effect of $0.04 of incremental dilution from the if-converted impact of the Company’s convertible debt.
  Titanium mill product shipments were an historic record of 6.7 million pounds in the quarter.
  Boeing 787 seat track system deliveries totaled 31 equivalent ship sets.

2014 Full Year Results Summary

  Net sales were a record $793.6 million.
  Operating income was $70.3 million.
  Net income attributable to continuing operations was $31.7 million, or $1.03 per diluted share.
  Titanium mill product shipments were 18.9 million pounds.
  Boeing 787 seat track system deliveries totaled 131 equivalent ship sets.
  End of year backlog was $574 million.

CEO Comment

“We completed 2014 with record quarterly mill product shipments and sales, and our strongest operating income performance of the year, which led to our fifth consecutive year of annual growth in sales and operating income,” Dawne Hickton, Vice Chair, President and CEO of RTI, said. “This was possible due to the commitment of all our employees across both of our business segments to improving our operational performance, and in particular, to the exceptional performance of our Titanium Segment employees who executed on record-setting quarterly mill product shipments in excess of six million pounds. That being said, some of the risks that I outlined on our last investor call did create headwinds during the quarter, causing full year operating income to come in slightly below our expectations. This included a portion of our forecasted fourth quarter mill product volumes for the Joint Strike Fighter program that were ready for shipment, but not released due to order placement timing.”

2014 Operational & Strategic Highlights

In addition to a continued focus across the Company on improving operational performance, Ms. Hickton listed a number of notable advances during 2014 that the Company believes will play an important role in facilitating future growth. These include:

  The acquisition of 3D printing and other innovative advanced powder material manufacturing capabilities that position RTI to capitalize on growing demand for near-net-shape parts in all of its markets.
  The commercial introduction of titanium aluminide with the LEAP engine – another product that RTI expects will enhance its penetration of the next generation aerospace propulsion market.
  Multiple new aerospace parts awards leveraging RTI’s vertically integrated supply chain manufacturing capabilities.

2015 Outlook Summary

RTI’s current outlook for 2015 calls for continued year-over-year growth in revenues and operating income, and operating margin improving into the low double-digits. A summary of select elements of the Company’s current 2015 financial outlook is as follows:

  Net sales expected to approach $850 million.
  Operating income expected to approach or exceed $90 million.
  Total titanium mill product shipments are anticipated to exceed 17 million pounds.
  Boeing 787 seat track system equivalent ship set deliveries of approximately 120.

Commenting on the 2015 outlook, Ms. Hickton continued, "We expect 2015 to be RTI’s sixth consecutive year of sales and operating income growth, with total company operating margin moving to a double-digit level. We expect our Engineered Products and Services Segment business units to lead this growth with higher revenues occurring across all of its markets. This includes contributions from increased fabrication and machining volumes of commercial aerospace parts and defense radar systems, higher medical device product sales, and an anticipated launch of a new titanium product line for the energy market. In our Titanium Segment, following a year of exceptionally high mill product shipments that included significant volumes related to near-term customer de-risking strategies, we expect 2015 net sales to normalize. This includes stable demand from our long-term commercial aerospace programs, higher Joint Strike Fighter program volumes, and some additional anticipated volumes related to customer de-risking strategies.”

2014 Fourth Quarter and Full Year Financial Review

For the 2014 fourth quarter, the Company reported net sales of $211.4 million, an increase of 6% compared to net sales of $200.0 million for the same period last year. Fourth quarter 2014 operating income was $31.2 million and net income attributable to continuing operations was $16.2 million, or $0.48 per diluted share. Fourth quarter 2014 diluted earnings per share includes $0.04 of incremental dilution from the if-converted impact of the Company’s convertible debt. These results compare to fourth quarter 2013 operating income of $6.0 million and a net loss attributable to continuing operations of $2.9 million, or $0.10 per diluted share. Fourth quarter 2013 results include the impact of a $15.4 million (pre-tax) non-cash goodwill and other intangible asset impairment charge related to RTI’s medical device fabrication reporting unit.

For the 2014 full year, net sales increased to $793.6 million, compared to net sales of $783.3 million last year. Full year 2014 operating income was $70.3 million, and net income from continuing operations was $31.7 million, or $1.03 per diluted share. Full year 2013 operating income was $62.0 million, and net income attributable to continuing operations was $15.7 million, or $0.51 per diluted share. The full year 2013 amounts include the impact of the $15.4 million (pre-tax) impairment charge as well as $16.3 million (pre-tax) of import duty cost recoveries that related to the collection of the Company’s remaining prior period duty drawback claims backlog in 2013. Full year 2013 net income attributable to continuing operations and earnings per diluted share also include the impact of a $13.7 million (pre-tax) charge reflected in interest expense related to the early retirement of a portion of the Company’s 3.000% Convertible Senior Notes due 2015.

The Company uses the “if converted” method to calculate diluted earnings per share. Consequently, diluted earnings per share for the three months ended December 31, 2014, is calculated assuming the conversion of the Company’s 1.625% Convertible Senior Notes due 2019 and the Company’s 3.000% Convertible Senior Notes due 2015 into shares of common stock in lieu of recognizing after-tax interest expense.

Segment Results

Titanium Segment

For the fourth quarter of 2014, Titanium Segment operating income was $23.1 million on net sales of $105.3 million, compared to 2013 fourth quarter operating income of $13.7 million on net sales of $78.2 million. Net sales increased due to higher commercial aerospace shipments, particularly resulting from the near-term geopolitical de-risking strategies of our customers, which were partially offset by a lower-priced product mix. Operating income increased primarily due to the higher production and shipment volumes as well as lower product and general and administrative costs in the current year fourth quarter.

For the 2014 full year, Titanium Segment operating income was $53.0 million on net sales of $360.6 million, compared to last year’s operating income of $59.0 million on net sales of $346.6 million. The increase in net sales was primarily due to higher commercial aerospace shipments, including those related to near-term geopolitical de-risking strategies of our customers, partially offset by a lower-priced product mix. Excluding the $10.7 million recovery of the duty drawback claims backlog in 2013, operating income increased by $4.7 million. This increase in operating income was primarily due to higher production and shipment volumes as well as lower product and general and administrative costs.

Fourth quarter and full year 2014 total titanium mill product shipments were 6.7 million pounds and 18.9 million pounds, respectively, compared to 3.9 million pounds and 16.3 million pounds, respectively, reported for the same periods last year.

Engineered Products and Services Segment

For the fourth quarter of 2014, Engineered Products and Services Segment operating income was $8.1 million on net sales of $106.1 million, compared to an operating loss of $7.7 million on net sales of $121.8 million for the same period last year. Operating loss for 2013 included a $15.4 million impairment charge (discussed above). Net sales declined primarily due to lower energy market project activity in the current year compared to last year’s fourth quarter which included activity recorded from several large value projects. Defense program volumes were also lower. Excluding last year’s fourth quarter $15.4 million impairment charge, operating income increased $0.4 million as the positive impact from lower general and administrative costs, more than offset the negative impact of the lower energy and defense sales volumes.

For the 2014 full year, Engineered Products and Services Segment operating income was $17.3 million on net sales of $433.0 million, compared to operating income of $3.0 million on net sales of $436.6 million last year. Operating income for 2013 included the $15.4 million impairment charge and a $5.6 million recovery of the duty drawback claims backlog in 2013. Net sales to commercial aerospace market customers were higher, including approximately $15.5 million of incremental sales from RTI Extrusions Europe (acquired in October 2013). This increase in net sales was slightly more than offset by a decrease in energy market sales attributable to higher levels of energy market project activity in the prior year, as well as lower defense market volumes. Excluding the impact of last year’s $15.4 million impairment charge and $5.6 million of duty drawback claims backlog recoveries, operating income increased $4.5 million. This increase in operating income was primarily due to the impact of higher commercial aerospace program volumes and lower general and administrative costs, partially offset by the negative impact of new product development and start-up activity.

Conference Call and Webcast Information

Conference Call Information
To participate in today’s 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 888-895-5479 or (International) 847-619-6250 several minutes prior to the start time and specify the RTI International Metals’ Conference Call.

Webcast Information
To listen to today’s conference call on the live internet webcast, please access the link available on the Events and Presentations page in the Investor Relations section of RTI’s website, www.rtiintl.com, at least 15 minutes before the event is scheduled to begin to register and download or install any necessary software. A replay of the webcast will be available until 11:59 p.m., Eastern Time, on Wednesday, February 25, 2015.

Replay Information
A replay of the conference call and webcast will be available approximately one hour after the conference ends and will remain accessible through Wednesday, February 25, 2015. To listen to the conference call replay, dial toll free (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code: 3886 0041#. The webcast replay can be accessed on the Events and Presentations page in the Investor Relations section of RTI’s website at www.rtiintl.com.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, global economic and political uncertainties including ramifications of the ongoing situation in Ukraine, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules, customer order timing and titanium content per aircraft for commercial and military aerospace programs, our ability to successfully transition the work under new contracts to full rate production, the impact on our business due to the recent significant decline in oil prices, our ability to successfully industrialize and gain timely market acceptance for new products, the effectiveness of our internal controls, the successful completion and integration of completed acquisitions, our ability to recover the carrying value of goodwill and other intangible assets, military spending generally and in particular, demand from the Joint Strike Fighter program, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

Company Description

RTI International Metals, Inc. is a leading vertically integrated global supplier of advanced titanium and specialty metal products and services to commercial aerospace, defense, energy, medical device and other customers across the entire supply chain. For more than 60 years, RTI has been taking titanium further through advanced manufacturing and engineering processes. RTI delivers a full range of titanium mill products as well as other titanium and specialty metals products and services including extruded shapes, formed and 3D-printed parts, and precision engineered and machined components through our downstream integrated supply chain.

Headquartered in Pittsburgh, PA, RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$211,442	$200,012	$793,579	$783,273
Cost and expenses:
Cost of sales	158,656	153,955	627,151	609,047
Selling, general, and administrative expenses	20,257	23,783	91,488	92,921
Research, technical, and product development expenses	1,339	907	4,613	3,931
Goodwill and other intangible asset impairment	-	15,359	-	15,359
Operating income	31,190	6,008	70,327	62,015
Other income (expense), net	653	(27)	2,156	938
Interest income	104	64	310	223
Interest expense	(7,900)	(7,504)	(31,055)	(40,380)

Income (loss) before income taxes	24,047	(1,459)	41,738	22,796
Provision for income taxes	7,896	1,486	10,037	7,139
Net income (loss) attributable to continuing operations	$16,151	$(2,945)	$31,701	$15,657
Net loss attributable to discontinued operations, net of tax	(208)	(832)	(608)	(1,584)
Net income (loss)	$15,943	$(3,777)	$31,093	$14,073

Earnings (loss) per share attributable to continuing operations:
Basic	$0.53	$(0.10)	$1.03	$0.51
Diluted (1)	$0.48	$(0.10)	$1.03	$0.51

Loss per share attributable to discontinued operations:
Basic	$(0.01)	$(0.03)	$(0.02)	$(0.05)
Diluted	$(0.01)	$(0.03)	$(0.02)	$(0.05)

Weighted-average shares outstanding:
Basic	30,522,220	30,358,347	30,493,862	30,303,328
Diluted (1)	43,683,718	30,358,347	30,618,447	30,530,501
(1)	In accordance with the application of the “if-converted” method of calculating diluted earnings per share, diluted earnings per share for the three month period ended December 31, 2014 has been calculated assuming the conversion of the Company’s 1.625% Convertible Senior Notes due 2019 and 3.000% Convertible Senior Notes due 2015 into 9,885,561 and 3,185,213 shares of common stock (included in the weighted-average diluted shares outstanding amount for the three month period ended December 31, 2014, above), respectively, and the add-back to net income attributable to continuing operations of $3.3 million and $1.6 million of after-tax interest expense related to the 2019 Convertible Senior Notes and 2015 Convertible Senior Notes, respectively, for the three month period ended December 31, 2014.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share amounts)

ASSETS	December 31,	December 31,
	2014	2013
Current assets:
Cash and cash equivalents	$182,059	$343,637
Short-term investments	148,383	-
Receivables, less allowance for doubtful accounts of $694 and $820	117,745	105,271
Inventories, net	474,306	430,088
Cost in excess of billings	5,522	5,377
Deferred income taxes	30,632	32,032
Assets of discontinued operations	-	5,274
Other current assets	19,803	16,947
Total current assets	978,450	938,626
Property, plant, and equipment, net	369,287	372,340
Goodwill	145,518	117,578
Other intangible assets, net	57,122	53,754
Other noncurrent assets	15,317	23,247
Total assets	$1,565,694	$1,505,545

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$111,645	$1,008
Accounts payable	105,044	79,039
Accrued wages and other employee costs	26,874	29,787
Billings in excess of costs	9,962	-
Unearned revenues	7,623	15,625
Liabilities of discontinued operations	-	458
Other accrued liabilities	18,724	21,566
Total current liabilities	279,872	147,483
Long-term debt	345,012	430,300
Liability for post-retirement benefits	48,295	43,447
Liability for pension benefits	16,986	13,787
Deferred income taxes	60,503	74,078
Unearned revenues	5,476	10,470
Other noncurrent liabilities	14,070	12,006
Total liabilities	770,214	731,571
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 100,000,000 and 50,000,000 shares authorized; 31,585,696 and 31,399,661 shares issued; 30,729,784 and 30,593,251 shares outstanding	316	314
Additional paid-in capital	538,703	532,249
Treasury stock, at cost; 855,912 and 806,410 shares	(19,649)	(18,798)
Accumulated other comprehensive loss	(55,589)	(40,397)
Retained earnings	331,699	300,606
Total shareholders’ equity	795,480	773,974
Total liabilities and shareholders’ equity	$1,565,694	$1,505,545

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2014	2013
Cash provided by operating activities (including adjustment for depreciation and amortization of $44,877 and $43,885 for the years ended December 31, 2014 and 2013, respectively)	$53,863	$12,168

Cash used in investing activities (1)	(210,954)	(37,726)

Cash provided by (used in) financing activities (2)	(1,050)	272,100

Effect of exchange rate changes on cash and cash equivalents	(3,437)	(95)

Increase (decrease) in cash and cash equivalents	(161,578)	246,447
Cash and cash equivalents at beginning of period	343,637	97,190
Cash and cash equivalents at end of period	$182,059	$343,637
(1)	2014 includes cash used for the net purchase of available-for-sale, short-term investments of $148,431, the purchases of RTI Advanced Powder Materials and RTI Directed Manufacturing in 2014 for a combined $37,276, the receipt of $3,281 for the sale of RTI Connecticut in 2014, and the receipt of the remaining $1,876 in 2014 from the sale of RTI Pierce Spafford in 2013. 2013 includes cash of $16,214 used for the purchase of RTI Extrusions Europe and $10,475 received from the sale of RTI Pierce Spafford in 2013.

(2)	2013 includes $402,500 in proceeds from the issuance of the Company's 1.625% Convertible Senior Notes due 2019, offset by the repurchase of a portion of the Company's 3.000% Convertible Senior Notes due 2015, through individually negotiated, private transactions, of which $119,917 is classified as financing activity.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales:
Titanium Segment	$105,330	$78,216	$360,614	$346,627
Intersegment sales	21,706	26,509	90,175	92,502
Total Titanium Segment sales	127,036	104,725	450,789	439,129

Engineered Products and Services Segment	106,112	121,796	432,965	436,646
Intersegment sales	18,122	20,610	90,050	67,791
Total Engineered Products and Services
Segment sales	124,234	142,406	523,015	504,437

Eliminations	39,828	47,119	180,225	160,293
Total consolidated net sales	$211,442	$200,012	$793,579	$783,273

Operating income:
Titanium Segment before corporate allocations	$26,867	$19,240	$70,302	$78,637
Corporate allocations	(3,755)	(5,575)	(17,320)	(19,626)
Total Titanium Segment operating income	23,112	13,665	52,982	59,011

Engineered Products and Services Segment before corporate allocations	13,412	(1,701)	40,987	24,981
Corporate allocations	(5,334)	(5,956)	(23,642)	(21,977)
Total Engineered Products and Services Segment
operating income (loss)	8,078	(7,657)	17,345	3,004

Total consolidated operating income	$31,190	$6,008	$70,327	$62,015

CONTACT:
RTI International Metals, Inc.
Dan Crookshank, Director – Investor Relations, 412-893-0084
dcrookshank@rtiintl.com